CALCULATION OF REGISTRATION FEE

		Amount of
Title of each class of	Proposed Maximum	Registration
securities to be registered	Aggregate Offering Price	Fee(1)
Floating Rate Notes due 2016	$ 300,000,000	$38,640
3.700% Notes due 2023	$ 400,000,000	$51,520
4.800% Notes due 2043	$ 400,000,000	$51,520

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-192761

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 11, 2013)

$1,100,000,000

Rockwell Collins, Inc.
$300,000,000 Floating Rate Notes due 2016
$400,000,000 3.700% Notes due 2023
$400,000,000 4.800% Notes due 2043

We are offering $300,000,000 of our floating rate notes due 2016, or the 2016 notes, $400,000,000 of our 3.700% notes due 2023, or the 2023 notes, and $400,000,000 of our 4.800% notes due 2043, or the 2043 notes. We refer to the 2016 notes, the 2023 notes and the 2043 notes, together, as the notes. The 2016 notes will bear interest at a rate per year equal to three-month LIBOR plus 0.350% and will be reset quarterly, the 2023 notes will bear interest at the rate of 3.700% per year and the 2043 notes will bear interest at the rate of 4.800% per year. Interest on the 2016 notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2014. Interest on the 2023 notes and the 2043 notes is payable on June 15 and December 15 of each year, beginning June 15, 2014. The 2016 notes will mature on December 15, 2016, the 2023 notes will mature on December 15, 2023 and the 2043 notes will mature on December 15, 2043.

At any time prior to the applicable redemption dates described in the next sentence, we may redeem all or any portion of the 2023 notes and the 2043 notes at the applicable “make-whole” redemption price described in this prospectus supplement, plus accrued interest. We also may redeem the 2023 notes at any time on or after September 15, 2023 (three months prior to the maturity date of the 2023 notes) and the 2043 notes at any time on or after June 15, 2043 (six months prior to the maturity date of the 2043 notes), in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued interest. In addition, if we do not complete the acquisition of ARINC Incorporated, described under “Summary—Recent Developments,” on or before May 31, 2014 (referred to herein as the “acquisition deadline date”), or the merger agreement is terminated prior to the acquisition deadline date, we will redeem all outstanding 2016 notes and 2043 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued interest. There is no escrow amount or security interest in the proceeds of this offering for the benefit of holders of the 2016 notes and the 2043 notes. See “Description of the notes—Special acquisition redemption.” The 2023 notes are not subject to this special acquisition redemption provision. If a change of control triggering event (as defined herein) occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued interest. Interest will accrue from December 16, 2013.

The notes of each series will be senior unsecured obligations of our company and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. We do not intend to apply to list any series of the notes on any national securities exchange. Currently, there is no public market for any series of the notes.

See “Risk factors” beginning on page S-5 of this prospectus supplement and as incorporated by reference in the accompanying prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes, or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per 2016 Note	Total	Per 2023 Note	Total	Per 2043 Note	Total
Public offering price (1)	100.000%	$300,000,000	99.710%	$398,840,000	99.590%	$398,360,000
Underwriting discount	0.350%	$1,050,000	0.650%	$2,600,000	0.875%	$3,500,000
Proceeds, before expenses, to us (1)	99.650%	$298,950,000	99.060%	$396,240,000	98.715%	$394,860,000
___________________

(1) Plus accrued interest from December 16, 2013, if settlement occurs after that date

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, to the purchasers on or about December 16, 2013.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers
BNY Mellon Capital Markets, LLC	Credit Agricole CIB
Mizuho Securities	US Bancorp

Co-Managers
KeyBanc Capital Markets	Mitsubishi UFJ Securities

December 11, 2013

We have not, and the underwriters have not, authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and documents incorporated by reference therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

__________________

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS DOCUMENT

This document consists of two parts. The first part is this prospectus supplement, which describes our offering of the notes and other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes described in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

As used in this prospectus supplement, the terms “Rockwell Collins,” the “Company,” “we,” “us” and “our” refer to Rockwell Collins, Inc., its subsidiaries and its predecessors, unless the context indicates otherwise.

CAUTIONARY STATEMENT

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the accompanying prospectus, contain statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or other sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations, including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the respective dates on which they were made and we assume no obligation to update any forward-looking statement.

SUMMARY

This summary contains basic information about us and our offering of the notes. It does not contain all the information that may be important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leader in the design, production and support of communications and aviation electronics for commercial and military customers worldwide. While our products and systems are primarily focused on aviation applications, our Government Systems business also offers products and systems for ground and shipboard applications. The integrated system solutions and products we provide to our served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. We also provide a wide range of services and support to our customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of our business allows us to leverage these core competencies across markets and applications to bring high value solutions to customers. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa. Our company’s heritage is rooted in the Collins Radio Company, established in 1933.

Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000.

Recent Developments

On August 11, 2013, we announced that we have agreed to acquire ARINC Incorporated (“ARINC”), a portfolio company of The Carlyle Group, and a leader in communications and information processing solutions for the commercial aviation industry, for total cash consideration of $1.39 billion (the “ARINC acquisition”). Pursuant to an agreement and plan of merger (the “merger agreement”), we will acquire Radio Holdings, Inc., the parent holding company of ARINC, on a cash-free, debt-free basis, subject to customary purchase price adjustments as provided in the merger agreement. The ARINC acquisition is subject to relevant regulatory approvals and other customary conditions. However, there can be no assurance that the ARINC acquisition will be completed as contemplated, or at all.

ARINC is a leading global provider of air-to-ground data and voice communication services for the commercial aviation industry. It also provides integrated communications and information systems for airports, command and control and information systems for rail customers, advanced security systems for nuclear power facilities and transit authorities and other critical infrastructure and interoperable communication solutions for first responders. In addition, it provides aircraft modification and maintenance and repair and overhaul services for military customers worldwide. ARINC’s consolidated financial statements as of and for the year ended December 31, 2012 are incorporated into this prospectus supplement by reference to our Current Report on Form 8-K filed with the SEC on December 11, 2013. Because Radio Holdings, Inc. has no other significant operating subsidiaries other than ARINC, only the consolidated financial statements of ARINC and its subsidiaries are presented. See “Where you can find more information” in the accompanying prospectus.

The closing of this offering is expected to occur before completion of the ARINC acquisition. If we do not complete the ARINC acquisition on or before May 31, 2014, or if the ARINC merger agreement is terminated prior to such date, we will redeem all outstanding 2016 notes and 2043 notes at a redemption price of 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special acquisition redemption date, which is the earlier to occur of (1) June 30, 2014 (or if such day is not a business day, the first business day thereafter), or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason. See “Description of the notes—Special acquisition redemption.” The 2023 notes are not subject to this special acquisition redemption provision.

The Offering

Securities Offered	$300,000,000 aggregate principal amount of floating rate notes due 2016.
$400,000,000 aggregate principal amount of 3.700% notes due 2023.
$400,000,000 aggregate principal amount of 4.800% notes due 2043.

Maturity Dates	December 15, 2016 for the 2016 notes, December 15, 2023 for the 2023 notes and December 15, 2043 for the 2043 notes.

Interest

Interest will accrue on the notes from December 16, 2013 at the applicable rates set forth on the cover of this prospectus supplement. Interest on the 2016 notes will be payable on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2014. Interest on the 2023 notes and the 2043 notes will be payable on June 15 and December 15 of each year, beginning June 15, 2014.

Optional
Redemption

At any time prior to the applicable redemption provisions described in the next paragraph, at our option, we may redeem the 2023 notes and the 2043 notes, in each case, in whole or in part, at the applicable “make-whole” redemption price described under the heading “Description of the notes—Optional redemption,” plus any accrued interest on the notes being redeemed to the redemption date.

In addition, at our option, we may redeem the 2023 notes at any time on or after September 15, 2023 (three months prior to the maturity date of the 2023 notes) and the 2043 notes at any time on or after June 15, 2043 (six months prior to the maturity date of the 2043 notes), in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued interest on the notes being redeemed to the redemption date.

The 2016 notes are not subject to redemption at our option.

Special Acquisition
Redemption

In the event that (i) we do not complete the ARINC acquisition on or before May 31, 2014, or (ii) the merger agreement is terminated prior to such date, we will redeem all outstanding 2016 notes and 2043 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued interest to but excluding the special acquisition redemption date. See “Description of the notes—Special acquisition redemption.”

Offer to Repurchase Upon Change of Control Triggering
Event

Upon a change of control triggering event, to the extent we have not exercised our right to redeem the notes, we will be required to make an offer to repurchase your notes at a price equal to 101% of the principal amount of the notes repurchased plus accrued interest, if any, on the notes repurchased. See “Description of the notes—Offer to repurchase upon a change of control triggering event.”

Ranking	Each series of the notes:

  is unsecured;
  ranks equally with all existing and future unsecured and unsubordinated debt;
  is senior to any future subordinated debt;
  is effectively junior to any secured debt to the extent of the assets securing that debt; and
  is structurally subordinated to debt, other liabilities and preferred stock of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

  incur debt secured by liens;
  engage in sale/leaseback transactions; or
  merge or consolidate with another entity or transfer substantially all of our assets to another person.

For a more detailed discussion of these covenants, see “Description of debt securities—Certain covenants” in the accompanying prospectus.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $1,089.1 million, after deducting underwriting discounts and other estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance a portion of the purchase price for the ARINC acquisition. The 2023 notes are not subject to the special acquisition redemption provision described under “Description of the notes—Special acquisition redemption.” If we do not complete the ARINC acquisition, we intend to use the net proceeds from the offering of the 2023 notes for general corporate purposes, including the reduction of outstanding indebtedness. Net proceeds may be temporarily invested before use.

Further Issues

We may from time to time create and issue further notes ranking equally and ratably with the notes of any series, so that these further notes will be consolidated and form a single series with the existing notes of the applicable series and have the same terms as to status, redemption or otherwise as the existing notes of such series.

Risk Factors	See “Risk factors” beginning on page S-5 of this prospectus supplement to read about important factors you should consider before buying the notes.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2013, which is incorporated by reference in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or generally.

Risks relating to the notes

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional unsecured debt that we may incur. In addition, we currently maintain a senior unsecured revolving credit facility with a term ending in 2016 under which we may borrow up to $850 million, with options to further extend the term for up to two one-year periods and/or increase the aggregate principal amount up to $1.2 billion. On September 24, 2013, we entered into an agreement to refinance this credit facility with a new senior unsecured revolving credit facility with a term ending in 2018 under which we may borrow up to $1.0 billion (if certain conditions, including the completion of the ARINC acquisition, are met) or $850 million (if certain conditions, which do not include the completion of the ARINC acquisition are met) to be used for general corporate purposes. Also on September 24, 2013, in order to provide financing for the ARINC acquisition, we entered into an agreement under which we may supplement this offering with an up to $900 million 364-day senior unsecured bridge term loan facility (the “bridge credit facility”). Finally on September 24, 2013, we entered into an agreement for a 364-day senior unsecured revolving loan facility under which we may borrow up to $200 million (if certain conditions, including the completion of the ARINC acquisition, are met) to be used for general corporate purposes. Any indebtedness we incur under these credit facilities will rank equally with the notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be junior to the claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur to the extent of the assets securing that indebtedness. As of December 10, 2013, we did not have any outstanding secured indebtedness, although the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing that indebtedness will be subject to claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We intend to continue repurchasing our stock, which will reduce cash reserves available for repayment of the notes.

As of September 30, 2013, we had approximately $411 million remaining authorized by our board of directors for repurchases of common stock. We have repurchased, and expect to continue to repurchase, our common stock in the open market and in privately negotiated transactions. These and any future purchases may be significant, and any purchase would reduce cash available to repay the notes.

We have limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of debt securities—Certain covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture and the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control triggering event in the notes as described under “Description of the notes—Offer to repurchase upon a change of control triggering event.” Except as described under “Description of the notes—Offer to repurchase upon a change of control triggering event,” the indenture and the notes do not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of the notes—Offer to repurchase upon a change of control triggering event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event. We may not have sufficient funds to repurchase the notes for cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

There are no existing markets for the notes. If any develop, they may not be liquid.

There are currently no established markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make markets in the notes and they may discontinue any market making in the notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

  prevailing interest rates;

  our financial condition and results of operations;

  the then-current ratings assigned to the notes;
  the market for similar debt securities;

  the time remaining to the maturity of the notes;

  the outstanding amount of the notes; and

  the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market prices and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by Fitch Ratings Ltd., Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms in order to repay the notes at maturity.

If we do not consummate the ARINC acquisition on or before May 31, 2014 or the merger agreement is terminated on or before May 31, 2014, we will be required to redeem the 2016 notes and the 2043 notes and, as a result, you may not obtain your expected return on the 2016 notes and the 2043 notes.

Our ability to complete the ARINC acquisition is subject to various closing conditions, and we may not complete the ARINC acquisition, in which case the 2016 notes and the 2043 notes will be redeemed as described under “Description of the notes—Special acquisition redemption.” If the 2016 notes and the 2043 notes are redeemed pursuant to the special acquisition redemption provision, you may not obtain your expected return on such notes and may not be able to reinvest any proceeds you receive from the special acquisition redemption in an investment that results in a comparable return.

Holders of the 2023 notes have no rights under the special acquisition redemption provision. If the ARINC acquisition is completed on or before the acquisition deadline date set forth on the cover page of this prospectus supplement, holders of the 2016 notes and the 2043 notes will have no rights under the mandatory special acquisition redemption provisions.

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2016 notes and the 2043 notes, and such holders will therefore be subject to the risk that we may be unable to finance the special acquisition redemption if it is triggered.

The ARINC merger agreement may be amended and the form of the ARINC acquisition may be modified (including, in each case, in material respects), without noteholder consent.

Whether or not the special acquisition redemption provision is ultimately triggered, it may adversely affect trading prices for the 2016 notes and the 2043 notes prior to the special redemption deadline.

It is unclear how increased regulatory oversight and changes in the method for determining LIBOR may affect the value of the 2016 notes.

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association, or BBA, member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR, and there are ongoing investigations by regulators and governmental authorities in various jurisdictions. Following a review of LIBOR conducted at the request of the U.K. government, on September 28, 2012, recommendations for reforming the setting and governing of LIBOR were released, which are referred to as the Wheatley Review. Based on the Wheatley Review and on a subsequent public and governmental consultation process, on March 25, 2013, the U.K. Financial Services Authority published final rules for the U.K. Financial Conduct Authority’s regulation and supervision of LIBOR, which are referred to as the FCA Rules. In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. The FCA Rules took effect on April 2, 2013. On July 9, 2013, the BBA accepted the recommendation of the Hogg Tendering Advisory Committee, an independent government-appointed commission, to select NYSE Euronext Rate Administration Limited, a subsidiary of NYSE Euronext, as the independent LIBOR administrator. NYSE Euronext is expected to take over the administration of LIBOR early next year.

It is uncertain what additional regulatory changes or what changes, if any, in the method of determining LIBOR may be required or made by the U.K. government or other governmental or regulatory authorities. Accordingly, it is not certain whether or to what extent any such changes could have an adverse impact on the value of the 2016 notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $1,089.1 million, after deducting underwriting discounts and other estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance a portion of the purchase price for the ARINC acquisition. We intend to finance the remainder of the purchase price of the ARINC acquisition through commercial paper and/or the bridge credit facility.

The 2023 notes are not subject to the special acquisition redemption provision described under “Description of the notes—Special acquisition redemption.” If we do not complete the ARINC acquisition, we intend to use the net proceeds from the offering of the 2023 notes for general corporate purposes, including the reduction of outstanding indebtedness. Net proceeds may be temporarily invested before use.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on a historical basis and as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom and the financing of the remainder of the purchase price of the ARINC acquisition through commercial paper as described under “Use of proceeds.” You should read this table in conjunction with “Use of proceeds” and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	As of
	September 30, 2013
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$391	$391
Short-term debt	$436	$729
Long-term debt, net
Floating Rate Notes due 2016	$—	$300
3.700% Notes due 2023	—	399
4.800% Notes due 2043	—	398
Other long-term debt, net	563	563
Total debt	999	2,389
Shareowners’ equity
Common stock	2	2
Additional paid-in-capital	1,469	1,469
Accumulated other comprehensive loss	(1,287)	(1,287)
Retained earnings	4,163	4,163
Common stock in treasury, at cost	(2,729)	(2,729)
Total shareowner’s equity	1,618	1,618
Total capitalization	$2,617	$4,007

RATIO OF OUR EARNINGS TO FIXED CHARGES

The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended September 30,
	2013	2012	2011	2010(2)	2009(2)
Ratio of earnings to fixed charges(1)	18	18	21	21	24
_________________

(1)	In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. Fixed charges are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the period above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

(2)	Certain prior-period information has been reclassified to conform to the current year presentation and to reflect the results of the divested Rollmet business as a discontinued operation.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture dated as of November 1, 2001, as supplemented as of December 4, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. The following includes a summary of certain material provisions of the indenture and is qualified in its entirety by reference to the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights as a holder of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture has been incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus of the general terms and provisions of our debt securities. As used in this “Description of the notes,” the terms the “Company,” “we,” “us” and “our” refer to Rockwell Collins, Inc. only and not to its subsidiaries.

General

Each series of notes will constitute a single series of debt securities described in the accompanying prospectus. The 2016 notes will be issued in an initial aggregate principal amount of $300,000,000. The 2023 notes will be issued in an initial aggregate principal amount of $400,000,000. The 2043 notes will be issued in an initial aggregate principal amount of $400,000,000. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2016 notes will mature on December 15, 2016. The 2023 notes will mature on December 15, 2023. The 2043 notes will mature on December 15, 2043. Each series of notes and any future debt securities issued under the indenture will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be subject to any sinking fund provisions.

Other than the protections which may otherwise be afforded holders of the notes as a result of the operation of the covenants described under “Description of debt securities—Certain covenants” in the accompanying prospectus and “Description of the notes—Offer to repurchase upon a change of control triggering event,” there are no covenants or other provisions which may afford holders of the notes protection in the event of a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

2016 notes

The 2016 notes will bear interest at a rate equal to three-month LIBOR plus 0.350% and will be reset quarterly as described below. The 2016 notes will bear interest from December 16, 2013 and interest will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2014. Interest is payable to the registered owners of the 2016 notes at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the applicable interest payment date. Interest will be computed on the 2016 notes on the basis of a 360-day year and the actual number of days elapsed.

Calculation agent

The Bank of New York Mellon Trust Company, N.A. will act as calculation agent for the 2016 notes.

Interest payment dates

Interest on the 2016 notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on March 15, 2014 to the persons in whose names the notes are registered at the close of business on each March 1, June 1, September 1 and December 1, as the case may be (whether or not a New York business day (as defined below)). If any interest payment date (other than the maturity date or any earlier repayment date) falls on a day that is not a New York business day, the payment of interest that would otherwise be payable on such date will be postponed to the next succeeding New York business day, except that if such New York business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding New York business day. If the maturity date or any earlier repayment date of the 2016 notes falls on a day that is not a New York business day, the payment of principal, premium, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding New York business day, and no interest on such payment will accrue from and after the maturity date or earlier repayment date, as applicable.

A “New York business day” is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation or executive order to be closed in New York City.

Interest reset dates

The interest rate will be reset quarterly on March 15, June 15, September 15 and December 15. However, if any interest reset date would otherwise be a day that is not a New York business day, such interest reset date will be the next succeeding day that is a New York business day, except that if the next succeeding New York business day falls in the next succeeding calendar month, the applicable interest reset date will be the immediately preceding New York business day.

Interest periods and interest rate

The initial interest period will be the period from and including December 16, 2013 to but excluding the first interest reset date. The interest rate in effect during the initial interest period will be equal to LIBOR plus 35 basis points, determined two London business days prior to December 16, 2013. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

After the initial interest period, the interest periods will be the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date, except that the final interest period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date. The interest rate per annum for the 2016 notes in any interest period will be equal to LIBOR plus 35 basis points, as determined by the calculation agent. The interest rate in effect for the 15 calendar days prior to any repayment date earlier than the maturity date will be the interest rate in effect on the fifteenth day preceding such earlier repayment date.

The interest rate on the 2016 notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Upon the request of any holder of 2016 notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

The calculation agent will determine LIBOR for each interest period on the second London business day prior to the first day of such interest period.

LIBOR, with respect to any interest determination date, will be the offered rate for deposits of U.S. dollars having a maturity of three months that appears on “Reuters Page LIBOR 01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR 01” as of 11:00 a.m., London time, or if “Reuters Page LIBOR 01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR 01” or Bloomberg L.P. page “BBAM” on an interest determination date, LIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., London time, on such interest determination date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the Company, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such interest determination date by three major banks in New York City, selected by the Company, for loans in U.S. dollars to leading European banks, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such interest period, or, if none, the interest rate will be the initial interest rate.

All percentages resulting from any calculation of any interest rate for the 2016 notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or ..05876545) would be rounded to 5.87655% (or .0587655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the 2016 notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and the Company.

Accrued interest

Accrued interest on the 2016 notes will be calculated by multiplying the principal amount of the 2016 notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. For these calculations, the interest rate in effect on any reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding reset date or, if none, the initial interest rate.

2023 notes and 2043 notes

The 2023 notes will bear interest at the rate of 3.700% per annum. The 2043 notes will bear interest at the rate of 4.800% per annum. The 2023 notes and the 2043 notes will bear interest from December 16, 2013 and interest will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning June 15, 2014. Interest is payable to the registered owners of the 2023 notes and the 2043 notes at the close of business on the June 1 or December 1, as the case may be, immediately preceding the applicable interest payment date. Interest will be computed on the 2023 notes and the 2043 notes on the basis of a 360-day year of twelve 30-day months.

Further notes

We may from time to time, without notice to or the consent of the holders of any series of the notes, create and issue further notes of each series ranking equally and ratably with the notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that these further notes will be consolidated and form a single series with the notes of such series and have the same terms as to status, redemption or otherwise as the notes of such series, provided that if such further notes are not fungible for United States federal income tax purposes, the further notes of such series will have a separate CUSIP number. We refer to the issuance of further notes as a “further issuance.”

Optional redemption

     The 2023 notes may be redeemed at any time or from time to time prior to September 15, 2023 (three months prior to the maturity date of the 2023 notes) and the 2043 notes may be redeemed at any time or from time to time prior to June 15, 2043 (six months prior to the maturity date of the 2043 notes), in each case, in whole or in part, at our option, at a redemption price equal to the greater of:

  100% of the principal amount of the notes being redeemed; and

  the sum of the present values of the remaining scheduled payments on the notes being redeemed (excluding interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, in the case of the 2023 notes, and 15 basis points, in the case of the 2043 notes;

plus, in each case, accrued and unpaid interest to but not including the redemption date.

     The 2023 notes may be redeemed at any time or from time to time on or after September 15, 2023 (three months prior to the maturity date of the 2023 notes) and prior to maturity, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed. The 2043 notes may be redeemed at any time or from time to time on or after June 15, 2043 (six months prior to the maturity date of the 2043 notes) and prior to maturity, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

     In any such case, accrued and unpaid interest, if any, on the notes being redeemed will be paid to but not including the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed.

     The 2016 notes are not subject to redemption at our option.

     For purposes of these redemption provisions, the following definitions will apply:

     “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date. The treasury rate shall be calculated by the independent investment banker on the third business day preceding the redemption date.

     “Comparable treasury issue” means the United States Treasury security selected by the independent investment banker and having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

     “Comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations.

     “Independent investment banker” means one of the reference treasury dealers selected by us or, if that firm is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

     “Reference treasury dealer” means (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and one primary U.S. Government securities dealer in New York City selected by Wells Fargo Securities, LLC, or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we shall substitute another primary treasury dealer and (ii) any other primary treasury dealers selected by us after consultation with the independent investment banker.

     “Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

     “Remaining scheduled payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal of and interest on those notes that would be due after the related redemption date but for the redemption.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption. On or before any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed. If less than all the notes are to be redeemed, the trustee will select the notes to be redeemed by any method the trustee deems fair and appropriate.

Special acquisition redemption

     In the event that (i) we do not consummate the ARINC acquisition on or before May 31, 2014 (the “acquisition deadline date”), or (ii) the merger agreement is terminated at any time on or before the acquisition deadline date, we will redeem all outstanding 2016 notes and 2043 notes at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the special acquisition redemption date. The “special acquisition redemption date” means the earlier to occur of (1) June 30, 2014 (or if such day is not a business day, the first business day thereafter), or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason.

     If we are required to redeem the 2016 notes and the 2043 notes pursuant to the special acquisition redemption, we will cause the notice of special acquisition redemption to be delivered to each registered holder of such notes, with a copy to the trustee, within five business days after the occurrence of the event that requires us to redeem. If funds sufficient to pay the special acquisition redemption price of all notes to be redeemed on the special acquisition redemption date are deposited with the trustee on or before such special acquisition redemption date, plus accrued and unpaid interest, if any, to but excluding the special acquisition redemption date, such notes will cease to bear interest and all rights under such notes shall terminate (other than in respect of the right to receive the special acquisition redemption price, plus accrued and unpaid interest to but excluding the special acquisition redemption date).

     The 2023 notes are not subject to this special acquisition redemption provision.

Offer to repurchase upon a change of control triggering event

     If a change of control triggering event occurs, to the extent we have not exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (the “change of control payment”).

     Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will deliver a notice to holders of the notes describing the transaction or transactions that constitute or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed (the “change of control payment date”). The notice will, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

     On the change of control payment date, we will, to the extent lawful:

  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

     Notwithstanding the above, we will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with our repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

     For purposes of the change of control offer provisions of the notes, the following definitions will apply:

     “Change of control” means the occurrence of any of the following:

  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our and our subsidiaries’ properties and assets, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our company or one of our subsidiaries).

     Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

     The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties and assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ properties and assets taken as a whole to another person or group may be uncertain.

     “Change of control triggering event” means the occurrence of both a change of control and a rating event.

     “Fitch” means Fitch Ratings Ltd. and its successors.

     “Investment grade rating” means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

     “Moody’s” means Moody’s Investors Service Inc. and its successors.

     “Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

     “Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of (i) the occurrence of a change of control or (ii) an arrangement that could result in a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if any rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     “Voting stock” means, with respect to any specified person as of any date, the capital stock of the person then outstanding that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such person.

Defeasance

     The provisions of the indenture relating to defeasance described under “Description of debt securities—Defeasance and covenant defeasance” in the accompanying prospectus apply to the notes.

Events of default

     The provisions of the indenture relating to events of default described under “Description of debt securities—Defaults and certain rights on default” in the accompanying prospectus apply to the notes.

Book-entry system

     Each series of notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below. One or more fully registered global certificates representing the notes (the “global securities”) will be issued for the notes of each series, in the aggregate principal amount thereof, and will be deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., as DTC’s nominee. The provisions set forth under “Description of debt securities—Global securities” in the accompanying prospectus will apply to the notes.

     Investors may elect to hold interests in the global securities through:

  DTC in the United States; or

  in Europe, (i) Clearstream Banking, société anonyme (“Clearstream”), or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”),

if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacities, the “U.S. depositaries”).

DTC

     DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Clearstream

     Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies, that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

     Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-entry system procedures

     Purchases of notes under DTC’s system must be made by or through direct DTC participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchasers of the notes represented by a global security, who are the beneficial owners of the notes, is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of any global security representing notes will not receive notes in definitive form representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued or certain other events described herein occur.

     The deposit of global securities with or on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the notes. DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. DTC participants are responsible for keeping account of their holdings on behalf of their customers.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

     Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the interest of each DTC participant in the notes to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the global securities representing the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of those DTC participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the direct or indirect DTC participants or for maintaining or reviewing any records of DTC or the direct or indirect DTC participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. If that occurs and a successor securities depositary is not obtained, notes in definitive form are required to be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, notes in definitive form will be printed and delivered.

     The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global clearance and settlement procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

     The following summary describes the material United States federal income and estate tax consequences of buying, owning and disposing of the notes by beneficial owners of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the notes as capital assets (generally, property held for investment) and who purchase the notes at their “issue price” (as defined below).

     For purposes of this discussion, a “United States Holder” means a beneficial owner of a note other than a partnership that is, or is treated as, for United States federal income tax purposes:

  a citizen or individual resident of the United States;

  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

  an estate whose income is subject to United States federal income tax on a net basis with respect to its worldwide income; or

  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     A “Non-United States Holder” means a beneficial owner of a note that is not a partnership and that is not a United States Holder.

     If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such persons should consult their own tax advisors as to the particular United States federal income tax consequences to them.

     This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

  some financial institutions;

  insurance companies;

  tax-exempt organizations;

  brokers or dealers in securities or foreign currencies;

  persons holding securities as part of a hedge, straddle or integrated transaction;

  United States Holders whose functional currency is not the United States dollar;

  United States expatriates; or

  persons subject to the alternative minimum tax.

     This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; although certain special rules apply.

     Prospective investors are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of interest

     Interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a note exceeds the issue price of such note by more than a de minimis amount (as explained below), such note will be deemed to have original issue discount (“OID”). The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to the public (i.e., excluding sales to any agent, wholesaler or similar person), and the “stated redemption price at maturity” of a note is its principal amount. However, a note will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a note meets this de minimis exception, a United States Holder of that note is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the note, unless the United States Holder elects to apply the constant yield method that otherwise applies to an instrument with more than de minimis OID. If the OID on a note is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the notes is expected to be at par or within the de minimis exception, it is expected, and the rest of this disclosure assumes, that the notes should not be considered to have OID.

     In certain circumstances (i.e., optional redemption, special acquisition redemption or the exercise of the change of control put), we may pay amounts in excess of stated interest or principal on the notes or pay amounts other than stated interest prior to maturity of the notes. The potential to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a United States Holder might be required to accrue income on the holder’s notes in excess of stated interest, and would be required to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of a note before the resolution of the contingencies. According to current United States Treasury Regulations, the possibility that we may pay such excess amounts in the event of an optional redemption will not result in the notes being deemed to be contingent payment debt instruments. The possibility that we may pay such excess amounts upon exercise of a change of control put or upon a special acquisition redemption will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments or special acquisition redemption payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination that the change in control put contingency and special acquisition redemption contingency are remote is binding on a United States Holder unless such holder discloses its contrary position to the Internal Revenue Service (“IRS”) in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States Holder. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

     The floating rate feature of the 2016 notes may also implicate, for such notes, the provisions of United States Treasury Regulations relating to contingent payment debt instruments. However, such feature will not cause such notes to be considered contingent payment debt instruments if they qualify as “variable rate debt instruments.” This will be the case if they (a) have an issue price that does not exceed the total non-contingent principal payments on such notes by more than an amount equal to the lesser of (i) 1.5 percent of the product of such total non-contingent principal payments and the number of complete years to maturity of such notes and (ii) 15 percent of the total non-contingent principal payments on such notes, (b) provide for stated interest (compounded or paid at least annually) at the current value of one or more qualified floating rates, including the LIBOR rate on such notes, and (c) do not provide for any principal payments that are contingent. The 2016 notes will qualify as variable rate debt instruments, provided the issue price is not more than $104,500 per $100,000 of principal amount, and the discussion below assumes that the notes will not be treated as contingent payment debt instruments.

Sale, exchange or retirement of the notes

     Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will equal the cost of the note to the United States Holder and increased by any de minimis OID previously included in income under the election described above under “—Payments of interest.” For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of interest” above.

     Gain or loss recognized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. For corporate holders, all capital gains are currently subject to U.S. federal income tax at the same rate. The deductibility of any capital losses is subject to limitations.

Backup withholding and information reporting

     A United States Holder generally will be subject to United States backup withholding at the applicable rate with respect to interest, principal or redemption premium, if any, paid on a note, and the proceeds from the sale, exchange, retirement or other disposition of a note, if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, the payments of interest, principal, or redemption premium to, and the proceeds of a sale, exchange, retirement or other disposition by, a United States Holder that is not an “exempt recipient” generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

United States Federal Tax Consequences to Non-United States Holders

Payments of interest

     Subject to the discussion below concerning backup withholding, interest paid on a note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income or withholding tax provided that:

  the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  the Non-United States Holder is not a bank receiving certain types of interest; and
  either
  the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

     Interest paid to a Non-United States Holder not satisfying the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed IRS Form W-8BEN (or suitable substitute form) claiming the exemption or reduction in withholding.

Sale, exchange or retirement of the notes

     Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup withholding and information reporting

     Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with any payment of proceeds from a sale or other disposition of a note and the Non-United States Holder may be subject to United States backup withholding on payments on the note or on the proceeds from a sale or other disposition of the note. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Estate tax

     Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual’s death unless, at such time:

  the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

  the income on the note is not effectively connected to the conduct by such individual of a trade or business in the United States.

Medicare tax on investment income

     For taxable years beginning after December 31, 2012, a 3.8 percent Medicare tax is generally imposed with respect to “net investment income” above a certain threshold of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other things, net investment income generally includes gross income from interest on, and net gains from the disposition of the notes, less certain deductions. Holders are urged to consult their tax advisors with respect to the tax consequences of this legislation.

UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, between us and the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

	Principal	Principal	Principal
Underwriter	Amount of 2016 Notes	Amount of 2023 Notes	Amount of 2043 Notes
Citigroup Global Markets Inc.	$ 75,000,000	$100,000,000	$100,000,000
J.P. Morgan Securities LLC	45,000,000	60,000,000	60,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	45,000,000	60,000,000	60,000,000
Wells Fargo Securities, LLC	45,000,000	60,000,000	60,000,000
BNY Mellon Capital Markets, LLC	18,000,000	24,000,000	24,000,000
Credit Agricole Securities (USA) Inc.	18,000,000	24,000,000	24,000,000
Mizuho Securities USA Inc.	18,000,000	24,000,000	24,000,000
U.S. Bancorp Investments, Inc.	18,000,000	24,000,000	24,000,000
KeyBanc Capital Markets Inc.	9,000,000	12,000,000	12,000,000
Mitsubishi UFJ Securities (USA), Inc.	9,000,000	12,000,000	12,000,000
Total	$300,000,000	$400,000,000	$400,000,000

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes if any such notes are taken.

     The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the 2016 notes to certain dealers at prices that represent a concession not in excess of  0.200% of the principal amount of the 2016 notes, the 2023 notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the 2023 notes and the 2043 notes to certain dealers at prices that represent a concession not in excess of 0.500% of the principal amount of the 2043 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of (i) 0.120% of the principal amount of the 2016 notes, (ii) 0.250% of the principal amount of the 2023 notes and (iii) 0.300% of the principal amount of the 2043 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

     The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by Us
Per 2016 Note	0.350%
Subtotal	$1,050,000
Per 2023 Note	0.650%
Subtotal	$2,600,000
Per 2043 Note	0.875%
Subtotal	$3,500,000
Total	$7,150,000

     Expenses associated with this offering to be paid by us, excluding underwriting discounts, are estimated to be approximately $1.0 million.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

     Each series of notes is a new issue of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

     In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment management, investment banking, derivatives and/or financial advisory and other commercial transactions and services in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

     In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. On September 24, 2013, we entered into a $900,000,000 364-day senior unsecured bridge term loan facility (the “Bridge Credit Facility”) with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each of which is acting as a joint book-running manager for this offering. Also on September 24, 2013, we entered into (i) a refinancing of our existing $850,000,000 five-year senior unsecured revolving credit facility by entering into a new five-year senior unsecured revolving credit facility with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each of which is acting as a joint book-running manager for this offering, and (ii) a $200,000,000 364-day senior unsecured revolving credit facility with, among others, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each of which is acting as a joint book-running manager for this offering. The commitments made by the lenders under the Bridge Credit Facility will be reduced by the amount of the net proceeds of this offering.

Offering restrictions

Notice to Prospective Investors in the European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

“Relevant Implementation Date”) it has not made and will not make an offer of notes to the public with respect to the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) - (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

     This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

     The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

     This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

     Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

     The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed on for us by Chadbourne & Parke LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

     The financial statements and the related financial statement schedule of Rockwell Collins, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 27, 2013, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated November 12, 2013, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of ARINC Incorporated and subsidiaries as of and for the year ended December 31, 2012, have been incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2013, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus supplement:

  our Annual Report on Form 10-K for the year ended September 30, 2013;

  our Current Reports on Form 8-K filed on November 12, 2013 and December 11, 2013;

  all information in our proxy statement filed with the SEC on December 14, 2012 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2012; and

  the description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 001-16445), filed with the SEC pursuant to Section 12(b) of the Exchange Act.

     Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents incorporated by reference into this prospectus supplement (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents) at no cost to you by writing or telephoning us at the following address:

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498
Attention: Office of the Corporate Secretary
(319) 295-1000

PROSPECTUS

Rockwell Collins, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants to Purchase Debt Securities
Warrants to Purchase Common Stock
Warrants to Purchase Preferred Stock

________________________________

     We may offer, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of the securities being offered and the specific manner in which they will be offered in supplements to this prospectus. The prospectus supplements may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

     We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "COL".

Investing in these securities involves certain risks. See "Risk Factors" on page 4 for information you should carefully consider before you decide to purchase these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

December 11, 2013

__________________________

ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

     This prospectus only provides you with a general description of the securities we may offer and the manner in which we may offer them. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the manner in which they will be offered. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference".

     You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

     References in this prospectus to "Rockwell Collins", "we", "us" and "our" are to Rockwell Collins, Inc.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.rockwellcollins.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus.

     You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus:

  our Annual Report on Form 10-K for the year ended September 30, 2013;

  our Current Report on Form 8-K filed on November 12, 2013;

  all information in our proxy statement filed with the SEC on December 14, 2012 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2012; and

  the description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 001-16445), filed with the SEC pursuant to Section 12(b) of the Exchange Act.

     Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents) at no cost to you by writing or telephoning us at the following address:

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498
Attention: Office of the Corporate Secretary
(319) 295-1000

CAUTIONARY STATEMENT

     This prospectus, and documents that are incorporated by reference in this prospectus, contain statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or other sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our SEC filings. These forward-looking statements are made only as of the date hereof.

THE COMPANY

     We are a leader in the design, production and support of communications and aviation electronics for commercial and military customers worldwide. While our products and systems are primarily focused on aviation applications, our Government Systems business also offers products and systems for ground and shipboard applications. The integrated system solutions and products we provide to our served markets are oriented around a set of core competencies: communications, navigation, automated flight control, displays/surveillance, simulation and training, integrated electronics and information management systems. We also provide a wide range of services and support to our customers through a worldwide network of service centers, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. The structure of our business allows us to leverage these core competencies across markets and applications to bring high value solutions to customers. We operate in multiple countries and are headquartered in Cedar Rapids, Iowa. Our company's heritage is rooted in the Collins Radio Company, established in 1933. Rockwell Collins, Inc., the parent company, is incorporated in Delaware.

     Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000.

RISK FACTORS

     Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the information included and incorporated by reference in this prospectus and the applicable prospectus supplement before you decide to purchase these securities, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended September 30, 2013, as updated by periodic and current reports that we file with the SEC after the date of this prospectus.

     The occurrence of any of these risks might cause you to lose all or part of your investment in these securities. Please also refer to the section above entitled "Cautionary Statement".

USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we anticipate that the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested before use.

RATIO OF OUR EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Fiscal Year Ended September 30,
	2013	2012	2011	2010(2)	2009(2)
Ratio of Earnings to Fixed Charges(1)	18	18	21	21	24
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(1)	In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. Fixed charges are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the period above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

(2)	Certain prior period information has been reclassified to conform to the current year presentation and to reflect the results of the divested Rollmet business as a discontinued operation.

DESCRIPTION OF DEBT SECURITIES

     We may issue the debt securities offered by this prospectus under an existing indenture dated as of November 1, 2001, as supplemented as of December 4, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee. We have summarized certain provisions of this indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. In addition to our existing indenture described below, we may issue debt securities, including subordinated debt securities, pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part and describe certain provisions of that indenture in a supplement to this prospectus.

     When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus.

     We encourage you to carefully read the summary below, the applicable prospectus supplements and the indenture.

General

     Our existing indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments, different rates of interest and be denominated in different currencies.

     The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

  the title of the debt securities;

  any limit on the aggregate principal amount of the debt securities;

  if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

  the date or dates on which the principal (and any premium) will be payable;

  any annual rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

  the date or dates from which interest will accrue and the date or dates on which interest will be payable;

  the place or places where payments will be made;

  any provisions for redemption of the debt securities at our option;

  any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

  whether we will issue the debt securities as registered securities, bearer securities or both, and other terms with respect to bearer securities;

  whether we will issue the debt securities in whole or in part in the form of global securities, the depositary for global securities and provisions for exchanging debt securities;

  whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

  any provision that would determine payments on the debt securities by reference to an index;

  the person to whom we will pay any interest, if other than the record holder on the applicable record date;

  the extent to which any interest payable on any temporary global security will be paid if other than in the manner provided in the indenture;

  any changes in or additions to the events of default or covenants contained in the indenture;

  any defeasance or covenant defeasance provisions;

  the designation of the initial exchange rate agent, if applicable;

  any conversion or exchange features of the debt securities;

  the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee; and

  any other terms of the debt securities (which will not conflict with the terms of the indenture).

     We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any material special U.S. federal income tax considerations or other material special considerations applicable to debt securities we sell at an original issue discount, we will describe them in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement any material special U.S. federal income tax considerations and any other material special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

     Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under "—Certain Covenants". Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under "—Certain Covenants" below or as may be made applicable to the debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Form, Denominations, Transfer and Exchange

     We may issue debt securities as registered securities, bearer securities or as both registered securities and bearer securities. Unless we indicate otherwise in the applicable prospectus supplement, we will issue registered securities denominated in U.S. dollars in multiples of $1,000 and bearer securities denominated in U.S. dollars in multiples of $10,000. The indenture provides that we may issue debt securities in global form. Please see "—Global Securities" below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities (other than global securities) will have interest coupons attached.

     You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the applicable prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. Bearer securities and the attached coupons will be transferable by delivery.

Global Securities

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary that we identify in the applicable prospectus supplement and that we may register in the name of the depositary or the depositary's nominee. We may issue global securities in fully registered or bearer form and in either temporary or permanent form.

     We anticipate that the following provisions will generally apply to depository arrangements. We will describe in the applicable prospectus supplement whether all or any part of the debt securities will be issued in the form of one or more global securities.

     Upon the issuance of a registered global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary (those institutions with accounts with the depositary are referred to in this prospectus as participants). These accounts will be designated by the underwriters, dealers or agents engaging in the distribution of the debt securities or by us if we offer and sell the debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

     Unless otherwise specified in the applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible for any aspect of the depositary's records or any participant's records relating to, or payments made by the depositary or any participants on account of, beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible or liable for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any payment in respect of any registered global security, immediately will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through the participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name". Those payments will be the sole responsibility of those participants.

     If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of the series to participants in exchange for the global security or securities representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global securities. In that event, we will issue individual debt securities of the series to participants in exchange for the global security or securities representing the series of debt securities.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, the place of payment for a series of debt securities issuable solely as registered securities will be New York, New York and we have designated an office of the trustee for this purpose. At our option, we may make interest payments on registered securities by:

  check mailed to the address of the person that appears in the security register, or transfer to an account located in the United States maintained by the person that is specified in the security register.

     Unless otherwise indicated in the applicable prospectus supplement, we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

     We may from time to time designate additional offices or agencies for payment with respect to any debt securities. We may also from time to time change the location of any of the offices or agencies and rescind the designation of any of the offices or agencies.

     All moneys we deposit with the trustee or any paying agent for the payment on any debt security or any related coupon that remains unclaimed at the end of two years after the payment is due and payable will be repaid to us, in which case the holder of the debt securities or coupons will look only to us for that payment.

Convertible Debt Securities

     The terms and conditions upon which any convertible debt securities of a series may be converted into shares of our capital stock, including the initial conversion price or rate and the conversion period, and other related provisions, will be set forth in the applicable prospectus supplement. Please see "Description of Capital Stock".

Certain Covenants

     Definitions. The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture. We refer you to the indenture for a full description of all of these terms, as well as any other terms used for which no definition is provided.

  "Funded debt" means:
  indebtedness for money borrowed having a maturity of more than 12 months;

  certain obligations in respect of lease rentals; and

  the higher of the par value or liquidation value of preferred stock of a restricted subsidiary that is not owned by us or a wholly-owned restricted subsidiary,

  provided that funded debt does not include certain debt subordinate to the debt securities.
  "Principal property" includes any real property (including buildings and other improvements) of ours or a restricted subsidiary, owned at or acquired after November 1, 2001 (other than any pollution control facility, cogeneration facility or small power production facility), which:
  has a book value in excess of 5% of shareowners' equity; and

  in the opinion of our board of directors is of material importance to the total business conducted by us and our restricted subsidiaries as a whole.
  "Restricted subsidiary" means any of our subsidiaries that is not an unrestricted subsidiary. "Unrestricted subsidiary" means any of our subsidiaries that we designate as an unrestricted subsidiary. We may from time to time designate any restricted subsidiary as an unrestricted subsidiary and any unrestricted subsidiary as a restricted subsidiary; provided that:
  we may not designate a subsidiary as an unrestricted subsidiary unless at the time of the designation the subsidiary does not own, directly or indirectly, any capital stock of any restricted subsidiary or any funded debt or secured debt of ours or any of our restricted subsidiaries; and

  we may not designate a subsidiary as restricted or unrestricted unless, immediately after the designation, no default or event of default under the indenture will exist.

  Unrestricted subsidiaries will not be restricted by the various provisions of the indenture applicable to restricted subsidiaries.
  "Sale and lease-back transaction" means, subject to certain exceptions, sales or transfers of any principal property owned by us or any restricted subsidiary which has been in full operation for more than 180 days prior to the sale or transfer, where we have or the restricted subsidiary has the intention of leasing back the property for more than 36 months but discontinuing the use of the property on or before the expiration of the term of the lease.

  "Secured debt" means indebtedness for money borrowed (other than indebtedness among us and our restricted subsidiaries) that is secured by a mortgage or other lien on any of principal properties of ours or a restricted subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a restricted subsidiary.

  "Shareowners' equity" means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury, of ours and the restricted subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

     Limitations on Liens. We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

  secured debt existing at November 1, 2001;

  liens on property acquired or constructed after November 1, 2001 by us or a restricted subsidiary and created at the time of, or within 12 months after, the acquisition or the completion of the construction to secure all or any part of the purchase price of the property or to secure all or part of the cost of the construction;

  mortgages on property created within 12 months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

  liens on property existing at the time the property is acquired;

  liens on stock acquired after November 1, 2001 if the aggregate cost of all stock subject to those liens does not exceed 10% of shareowners' equity;

  liens securing indebtedness of a successor corporation of ours to the extent the successor is permitted by the indenture;
  liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

  liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any restricted subsidiary;

  liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

  liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state or municipal government or other governmental body or agency;

  extensions, renewals or replacements of the foregoing permitted liens to the extent of their original amounts;

  liens in connection with government and certain other contracts;

  certain liens in connection with taxes or legal proceedings;

  certain other liens not related to the borrowing of money; and

  liens in connection with sale and lease-back transactions as described under "—Limitations on Sale and Lease-Back Transactions".

     In addition, we and our restricted subsidiaries may have secured debt without equally and ratably securing the outstanding debt securities if the sum of:

  the amount of the secured debt, plus

  the aggregate value of sale and lease-back transactions (subject to certain exceptions) described below,

does not exceed 10% of shareowners' equity.

     Limitations on Sale and Lease-Back Transactions. We and our restricted subsidiaries may not enter into sale and lease-back transactions unless:

  we or our restricted subsidiaries are entitled to incur secured debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or

  an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of the transaction:
  to the retirement of consolidated funded debt or indebtedness or ours or a restricted subsidiary that was funded debt at the time it was created; or
  to the purchase of other principal property having a value at least equal to the greater of the amounts; or
  the sale and lease-back transaction was an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state, municipal government or other governmental body or agency.

     Limitations on Certain Consolidations, Mergers and Sales of Assets. We may not consolidate with or merge into any other entity or transfer our property and assets substantially as an entirety to any other entity, unless:

  the surviving entity formed by the consolidation, into which we merge or that acquires our property and assets is an entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the debt securities and any coupons, immediately after giving effect to the transaction, no default or event of default under the indenture will have occurred or be continuing, and other conditions specified in the indenture are satisfied.

     If we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, the successor entity will be substituted as obligor under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture, the debt securities and any coupons. The indenture also provides that if we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, and as a result any principal property owned by us or a restricted subsidiary would become subject to any mortgage or lien not otherwise permitted by the indenture, we will prior to the transaction secure the debt securities, equitably and ratably with any of our other indebtedness then entitled to be so secured, by a direct lien on the principal property and certain other properties.

Defeasance and Covenant Defeasance

     The applicable prospectus supplement will state if any defeasance provisions apply to any series of debt securities.

     The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any outstanding series of debt securities, or (b) to be released from our obligations under most of our restrictive covenants, including those described above under "Certain Covenants". We call the first election "legal defeasance" and the second election "covenant defeasance". To make either election, we must:

  deposit in trust with the trustee enough of any combination of money or securities evidencing U.S. government obligations to pay the principal of and any premium and any interest on the outstanding debt securities;

  if we have deposited securities for purposes of the defeasance, deliver to the trustee a certificate of independent certified public accountants stating that the securities mature and bear interest at such times as will, together with the deposited money, provide a sufficient amount to pay the principal of and any premium and any interest on the outstanding debt securities; and
  deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. In the case of legal defeasance only, the opinion of counsel must be based on a ruling of the IRS or a change in law to that effect.

Modification of Indenture and Waiver of Certain Covenants

     Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

     With the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series, but, without the consent of the holder of each outstanding debt security affected, a supplemental indenture may not, among other things:

  change the maturity of principal of or interest, if any, on any debt security;

  reduce the principal amount of or the rate of interest, if any, on any debt security or any premium payable on redemption of the debt security; or

  reduce the percentage of holders of debt securities of that series whose consent is required to authorize any supplemental indenture.

     The holders of a majority in principal amount of outstanding debt securities of any series may waive our compliance with certain covenants in the indenture with respect to debt securities of that series.

     The indenture provides that in determining whether the holders of the required principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  the principal amount of an original issue discount security deemed outstanding will be the amount of the principal due and payable upon acceleration of the maturity of the debt security;

  the principal amount of any indexed security deemed outstanding will be the principal face amount of the indexed security at original issuance unless otherwise provided by the indenture;

  the principal amount of a security denominated in one or more foreign currencies will be deemed to be the U.S. dollar equivalent; and

  securities owned by us or any other obligor upon the securities or any affiliate of ours or of the obligor will be disregarded and deemed not to be outstanding.

Defaults and Certain Rights on Default

     An "event of default" with respect to any series of debt securities is defined in the indenture as any of the following:

  default for 30 days in payment of any interest on the debt securities of the series;

  default in payment of principal of or premium, if any, on the debt securities of the series at maturity;

  default for 90 days after notice in performance of any other covenant in the indenture;

  certain events of bankruptcy, insolvency, receivership or reorganization relating to us; or

  any other event of default applicable to a particular series of debt securities and described in the applicable prospectus supplement.

     An event of default with respect to debt securities of a particular series does not necessarily constitute an event of default with respect to any other series. We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. If an event of default occurs and is continuing with respect to any series of debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal amount of all the debt securities of the series to be due and payable. The holders of a majority in principal amount of outstanding debt securities of the series may, under certain circumstances, rescind that declaration.

     Subject to the provisions of the indenture relating to the duties of the trustee if an event of default occurs and is continuing, the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders offer to the trustee security or indemnity reasonably satisfactory to it.

     Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of the series.

     The holders of a majority in principal amount of outstanding debt securities of any series may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or any interest on the debt securities of the series.

Governing Law

     New York law governs the indenture, the debt securities and any coupons.

Concerning the Trustee

     Affiliates of The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, are among the banks with which we maintain ordinary banking relationships and with which we maintain credit facilities.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our amended by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     We are authorized to issue (1) 1,000,000,000 shares of common stock, par value $.01 per share, of which 135,188,308 shares were outstanding as of December 9, 2013 and (2) 25,000,000 shares of preferred stock, without par value, of which our board of directors has designated 2,500,000 shares as Series A Junior Participating Preferred Stock. The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

Common Stock

     Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of our common stock is entitled to one vote for each share of common stock outstanding in the holder's name. No holder of common stock is entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of our common stock has any right to purchase or subscribe for any stock of any class which we may issue or sell.

     Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Preferred Stock

     Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors in a certificate of designation without any further action by our shareowners. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by a certificate of designation relating to the series, which will specify the terms of the preferred stock, including:

  the maximum number of shares in the series and the specified designation;

  the terms on which dividends, if any, will be paid;

  the terms on which the shares may be redeemed, if at all;
  the terms of any retirement or sinking fund for the purchase or redemption of shares of the series;

  the liquidation preference, if any;

  the terms and conditions, if any, on which shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  the restrictions on the issuance of shares of the same series or any other class or series; and

  the voting rights, if any, of shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of the series, could impede the completion of a merger, tender offer or other takeover attempt.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation relating to the applicable series of preferred stock for complete information. The applicable prospectus supplement also will contain a description of certain material United States federal income tax consequences relating to the preferred stock.

   Series A Junior Participating Preferred Stock

     Our restated certificate of incorporation, as amended, authorizes us to issue up to 25,000,000 shares designated as "Series A Junior Participating Preferred Stock", none of which are outstanding as of the date hereof. The Series A Junior Participating Preferred Stock was created in connection with our shareholder rights plan which is now expired.

     Holders of Series A Junior Participating Preferred Stock are entitled, in preference to holders of common stock, to such dividends as our board of directors may declare out of funds legally available for the purpose. Each share of Series A Junior Participating Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share but is entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions. Series A Junior Participating Preferred Stock is not redeemable.

     Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of a one one-hundredth interest in a share of Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

Certain Provisions in Our Restated Certificate of Incorporation and Amended By-Laws

     Our restated certificate of incorporation and amended by-laws contain various provisions that may have the effect of rendering unsolicited or hostile attempts to acquire control of us more difficult. These provisions could discourage transactions that might lead to a change of control of us.

     Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2014, 2015 and 2016. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareowners at each annual meeting of shareowners are elected by a plurality of all votes cast. Directors may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

     Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareowner, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the amendment, repeal or adoption is approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

     Our restated certificate of incorporation and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

     Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

  the election of directors;

  the right to call a special shareowners meeting;

  the right to act by written consent;

  amending our restated certificate of incorporation or amended by-laws; or

  the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended by-laws and that the amendment or repeal by shareowners of our amended by-laws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

DESCRIPTION OF THE WARRANTS

     The following summarizes the terms of the debt warrants, common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a warrant agreement that we will enter into with a warrant agent we select at the time of issue.

General

     We may issue warrants evidenced by warrant certificates under the warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer warrants, the applicable prospectus supplement will describe the terms of the warrants, including:

  the offering price, if any;

  the principal amount of debt securities or the number of shares of common or preferred stock purchasable upon exercise of one warrant and the price at which the principal amount of debt securities or shares, as applicable, may be purchased upon exercise;

  in the case of debt warrants, the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  in the case of debt warrants, if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  in the case of preferred stock warrants, if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  the dates on which the right to exercise the warrants begins and expires;

  certain material United States federal income tax consequences;

  call provisions, if any;

  the currencies in which the offering price and exercise price are payable; and

  if applicable, the antidilution provisions of the warrants.

Rights as Holders of Debt Securities

     Debt warrant holders, as such, will not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders will not be entitled to payments of principal of and interest, if any, on the debt securities.

No Rights as Shareowners

     Holders of stock warrants, as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareowners with respect to any meeting of shareowners, or to exercise any rights whatsoever as shareowners of Rockwell Collins.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers or agents and their compensation in a prospectus supplement.

VALIDITY OF THE SECURITIES

     The validity of the securities offered by this prospectus has been passed on for us by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, and if the securities are being distributed in an underwritten offering, the validity of the securities will be passed on for the underwriters by their own counsel, who will be named in the prospectus supplement.

EXPERTS

     The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 27, 2013, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated November 12, 2013, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.